Articles of Incorporation of
NDN BV, INC.

I. The name of the corporation is:

NDN BV, Inc.

II. The name and physical address of the registered agent of the corporation is:

Wyoming Registered Agent Services, 1993 Dewar Drive, Rock Springs, WY 82901

III. The mailing address of the corporation is:

PO BOX 2527, Stafford, TX 77477

IV. The principal office address of the corporation is:

642 Brand Lane, Stafford, TX 77477

V. The number, par value, and class of shares the corporation will have the authority to issue are:

Number of Common Shares: 199,000,000 Common Par Value: $0.0001

Number of Preferred Shares: 10,000,000 Preferred Par Value: $0.0001

VI. The name and address of each incorporator is as follows:

J. Patel, 642 Brand Lane, Stafford, TX 77477

VII. BOARD OF DIRECTORS

The governing Board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized:

a) To manage and govern the Corporation by majority vote of members present at any regular or special meeting at which a quorum shall be present unless the act of a greater number is required by the laws of the State of Wyoming, these Articles, or the Bylaws of the corporation.

b) To make, alter, or amend the Bylaws of the corporation at any regular or special meeting.

c) To fix the amount to be reserved as working capital over and above its capital stock paid in.

d) To authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

VIII. AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board, in its sole discretion, deems appropriate.

IX. BYLAWS

Bylaws of this Corporation may be adopted by the Board, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the WBCA.

X. CONSENT TO ACTION WITHOUT A MEETING

Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Wyoming or to the secretary of the Corporation at its principal office.

XI. MAJORITY CONSENT

Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if at least a majority of the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

XII. CONFLICTS OF INTEREST

To the full extent contemplated by the WBCA, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation has interest in, or is a director or other officer of such other corporation. Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested. Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

XIII. INDEMIFICATION

The Corporation shall indemnify its officers, directors and shareholders to the fullest extent allowed under the WBCA.

J Patel

Signature

06/21/2018

Date

Title: Incorporator

Email: jnfo@ndnbv.com

Telephone Number: 855 262 4561